AMERIANA BANCORP SECOND QUARTER 2012 NET INCOME
OF $453,000 OR $0.15 PER SHARE

NEW CASTLE, Ind. (August 3, 2012) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the second quarter of 2012 of $453,000, or $0.15 per basic and diluted share, compared with $270,000, or $0.09 per basic and diluted share, for the second quarter of 2011.  This marked the 12th consecutive profitable quarter for Ameriana.

For the first six months of 2012, Ameriana's net income more than doubled to $798,000, or $0.27 per basic and diluted share, compared with $391,000, or $0.13 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to announce another quarter of profitable performance for Ameriana, driven primarily by continued expense management and stability in several key aspects of our business.  These areas included our loan portfolio and credit quality, credit costs, overall funding and net interest margin.  Some strengthening of the economy during the first half of the year contributed to this ongoing stability, particularly in terms of the level of our credit losses and non-performing loans.

"We believe these positive second quarter results indicate that our business fundamentals remain sound, positioning us to take advantage of any uptick in the economy in the second half of the year," Gassen continued.  "However, we are concerned that meaningful improvements may not occur in the near term.  The prevailing interest rate environment, which is at a historic low and soon could be pressured closer to zero, fiscal and regulatory conditions, and even the far-reaching effects of recessions occurring in international economies combine to create an environment of uncertainty that may further pressure loan growth and margins in the future.  Nevertheless, Ameriana will remain focused on reducing expenses, working down non-performing assets and lowering overall credit costs."

The Bank recorded a provision for loan losses of $380,000 for the second quarter of 2012, which resulted in an allowance for loan losses to total loans ratio of 1.33% at June 30, 2012, an increase from 1.28% at March 31, 2012, and 1.32% at June 30, 2011.  Non-performing loans were 2.8% of total net loans at June 30, 2012, compared with 2.7% at the end of the first quarter of 2012 and 2.6% at June 30, 2011.

Consistent with trends seen across the banking industry, Ameriana has experienced a small decline in its loan portfolio as demand was affected by uncertain business and economic conditions; however, the Bank believes it currently has a strong pipeline in place.  Similarly, the Bank has experienced deposit growth as customers seek increased liquidity, but at the same time, the Bank has reduced its average cost of total deposits.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income	$4,555	$4,823	$9,114	$9,589
Interest expense	1,013	1,255	2,055	2,592
Net interest income	3,542	3,568	7,059	6,997
Provision for loan losses	380	255	635	615
Net interest income after provision for loan losses	3,162	3,313	6,424	6,382
Other income	1,352	1,249	2,632	2,638
Other expense	3,935	4,310	8,054	8,711
Income before income taxes	579	252	1,002	309
Income tax (benefit)	126	(18)	204	(82)
Net income	$453	$270	$798	$391

Earnings per share:
Basic	$0.15	$0.09	$0.27	$0.13
Diluted	$0.15	$0.09	$0.27	$0.13

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.02	$0.02

Net interest margin (fully tax-equivalent basis)	3.69%	3.74%	3.73%	3.75%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	June 30, 2012	Dec. 31, 2011	June 30, 2011
Total assets	$449,928	$429,791	$444,061
Cash and cash equivalents	37,711	9,709	27,742
Investment securities available for sale	43,504	43,847	40,318
Loans receivable	307,807	316,641	311,076
Allowance for loan losses	4,103	4,132	4,119
Loans, net	303,704	312,509	306,957

Allowance for loan losses as a percentage of loans receivable	1.33%	1.30%	1.32%
Non-performing loans	$8,590	$8,828	$8,136
Allowance for loan losses as a percentage of non-performing loans	47.8%	46.8%	50.6%

Deposits:
Non-interest-bearing	$47,715	$40,197	$38,906
Interest-bearing	313,411	297,053	315,259
	361,126	337,250	354,165

Borrowed funds	$45,810	$49,810	$45,810
Shareholders' equity	35,501	34,505	33,475
Book value per share	11.88	11.54	11.20

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	8.96%	9.23%	8.60%
Tier 1 risk-based capital ratio	13.00%	12.32%	12.07%
Total risk-based capital ratio	14.27%	13.58%	13.32%